FOR IMMEDIATE RELEASE	June 23, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE DALLAS, TX MSA

Freehold, New Jersey…. June 23, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new, 351,874 square foot, Class A industrial building located at 5005 Samuell Boulevard, Mesquite, TX at a purchase price of $50,621,072. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 65 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this large acquisition in this major market. Our new FedEx Ground facility is ideally situated eight miles east of downtown Dallas. This large 65 acre parcel has a storied past as it was previously the site of the very first enclosed mall in Texas, Big Town Mall. Big Town Mall was for many years the largest mall in Texas. The construction of this brand-new FedEx Ground distribution center here is indicative of the changing of the guard taking place in the world of consumer spending.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 102 properties containing a total of approximately 17.3 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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Before: The Big Town Mall

After: Monmouth’s Brand New 351,874 sf FedEx Ground Facility